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                                                                    Exhibit 99.1




[TECO Energy Logo]




FOR IMMEDIATE RELEASE




TECO POWER SERVICES ACQUIRES REMAINING INTEREST IN
TM POWER VENTURES

May 16, 2002 - Tampa, FL -TECO Energy's TECO Power Services subsidiary (TPS) today announced that it has acquired Mosbacher Power Partners' interest in TM Power Ventures (TMPV), a joint venture of the two companies, for a purchase price of $29.3 million. At closing, Mosbacher Power Partners repaid two notes in the aggregate principal amount of $19.3 million to TPS, along with accrued interest and all other TMPV-related amounts due.

This acquisition winds up the TPS/Mosbacher three-year joint venture and accommodates both parties' current strategic directions. Since the formation of the joint venture in 1998, TPS has refocused its strategy on the U.S. domestic market.

The primary facility developed and owned by the joint venture is the 312-megawatt Commonwealth Chesapeake Power Station, located on the Delmarva Peninsula in Virginia. The facility is strategically located within the Pennsylvania-Jersey-Maryland Interconnection power pool (PJM), allowing for sale of its capacity into the PJM wholesale market. Through its acquisition of TMPV, TPS has indirectly increased its ownership position in the Commonwealth Chesapeake facility to 100 percent. TMPV also owns a minority interest in a project in the Czech Republic.

TPS President Rick Ludwig says, "This acquisition gives us full ownership in an important generating facility. Commonwealth Chesapeake is a highly efficient peaking facility located in the largest centrally dispatched electrical control area in North America."

                                     -more-

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                                                                    Exhibit 99.1

TPS - 2

TECO Power Services is a subsidiary of TECO Energy, Inc. (NYSE: TE), a Tampa-based energy holding company included in the S&P 500 Index, with more than $2.6 billion in revenues and $6.7 billion in assets. TECO Power Services builds, owns and operates independent power plants, with an emphasis on high growth areas of North America. Other TECO Energy subsidiaries include Tampa Electric, Peoples Gas, TECO Transport, TECO Coal, TECO Coalbed Methane and TECO Solutions. TECO Energy as a whole has nearly 11,000 megawatts of electric generation, either operating or in construction.

                                      -30-

Contact:     Media             Investors
             Laura Plumb       Mark Kane
             813.228.1572      813.228.1772